UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2003

INTERNAP NETWORK SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27265 (Commission file number)	91-2145721 (I.R.S. Employer Identification Number)

250 Williams Street, Atlanta, GA 30303

(Address of principal executive offices, including zip code)

(404) 302-9700

(Registrant’s telephone number, including area code)

Item 5.    Other Events

On August 22, 2003, the Company completed the sale, pursuant to a private placement, of 10,650,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), at a price of $0.95 per share. The Company received approximately $10.1 million in gross proceeds before fees and expenses. As a result of the aforementioned private placement, under the terms of the Company’s Series A convertible preferred stock (“Series A Preferred Stock”) issued on September 14, 2001, the current conversion price of $1.48 per share of Common Stock will be reset to $0.95 per share, resulting in approximately a 34.5 million share increase in the number of shares of Common Stock potentially outstanding upon conversion of all shares of Series A Preferred Stock. This represents a potential share increase of approximately 12% on a fully diluted basis. Under the terms of common stock warrants also issued on September 14, 2001 by the Company in connection with the Series A Preferred Stock, the exercise price for the warrants to purchase approximately 17.3 million shares of Common Stock will be adjusted from $1.48 per share of Common Stock to $0.95 per share.

Under guidelines articulated by the Nasdaq relating to its voting rights policy, the resetting of the Series A Preferred Stock’s conversion price resulting from the Company’s issuance of Common stock at a price below $0.99 constitutes a violation of the Nasdaq’s voting rights policy absent the receipt by the Company of voting rights waivers from its Series A Preferred Stock holders or the consent of the Nasdaq to any issuance of securities giving rise to such a conversion price reset. The Company has received the consent of the Nasdaq to the issuance by the Company of Common Stock at a price of $0.95 and the resulting adjustment to the Series A Preferred Stock conversion price. It is highly questionable, however, whether the Nasdaq will provide similar consent for the further readjustment of the Series A Preferred Stock’s conversion price or for future equity financings at less that $0.99 per share. Without such consent, the Company would be required to obtain stockholder approval to amend its charter to limit the voting rights of holders of Series A Preferred Stock or obtain voting rights waivers from holders of the Company’s Series A Preferred Stock. Accordingly, the Company may be constrained in its ability to raise additional equity capital in the future if such financings would result in the adjustment of the Series A Preferred Stock’s conversion price to below $0.95 per share or otherwise would be at a per share price less than $0.99.

Item 7.    Financial Statements and Exhibits

(c)  Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Press Release dated August 25, 2003

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 22, 2003.

Internap Network Services Corporation. (Registrant)

By:	/s/ Walter G. DeSocio
Walter G. DeSocio Vice President – Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 25, 2003